Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2018

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue for the third quarter of 2018 increased modestly to $12.1 million, compared to $12.0 million for the third quarter of 2017.

●	Revenue for the nine months ended September 30, 2018 increased 4.6% to $35.7 million, compared to $34.1 million for the same period of 2017.

●	Net income for the third quarter of 2018 was $1.5 million, or $0.11 per diluted share, compared to $1.1 million, or $0.07 per diluted share, for the third quarter of 2017.

●	Net income for the nine months ended September 30, 2018 was $3.0 million, or $0.21 per diluted share, compared to $2.5 million, or $0.16 per diluted share, for the same period of 2017.

●	Repurchased 793,000 shares of common stock at a cost of $2.8 million through the first nine months of 2018.

Nogales, Arizona – November 5, 2018 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2018.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Increased sales in the third quarter were led by modest growth in our Disposable Protective Apparel and Infection Control segments due to increased sales to our national distributors. The drop in housing starts in September, which we believe was influenced by Hurricane Florence, was a drag on sales in our Building Supply segment. However, we expect growth of our housewrap products to pick up in the coming quarters. Year-to-date, our top-line growth of 4.6%, is growing at a faster pace than the overall economy, and our disciplined approach to cost and inventory management has enabled us to grow our income from operations by 18%.”

Hoffman continued, “Operating and net income were up substantially on a modest increase in revenue in the third quarter of 2018, primarily as a result of favorable adjustments related to recovery efforts from the Company’s former litigation counsel subsequent to the settlement of a litigation matter. While we are pleased with the impact to our financial results for the third quarter, the operating results of our business are clearer to evaluate on a year-to-date basis, given the legal settlement expense recorded in the first quarter and subsequent recovery recorded in the third quarter.”

Net sales

Consolidated sales for the third quarter of 2018 were $12.1 million, compared to $12.0 million for the third quarter of 2017. The increase was primarily due to a 6.6% increase in Infection Control segment sales and a 2.0% increase in the Disposable Protective Apparel segment sales, which was partially offset by a 1.4% decrease in sales in the Building Supply segment.

Building Supply segment sales for the three months ended September 30, 2018 decreased by 1.4% to $7.0 million, compared to $7.1 million for the same period of 2017. The sales mix of the Building Supply segment for the three months ended September 30, 2018 was 44% for synthetic roof underlayment, 42% for housewrap and 14% for other woven material. This compared to 48% for synthetic roof underlayment, 42% for housewrap and 10% for other woven material for the third quarter of 2017.

Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2018 increased by $77,000, or 2.0%, to $3.9 million, compared to $3.8 million for the same period of 2017.

Infection Control segment sales for the three months ended September 30, 2018 increased by $75,000, or 6.6%, to $1.2 million, compared to $1.1 million for the same period of 2017.

Consolidated sales for the nine months ended September 30, 2018 increased 4.6% to $35.7 million, up from $34.1 million for the same period of 2017. The increase consisted of increased sales in the Building Supply segment of 4.8%, increased sales in the Disposable Protective Apparel segment of 5.8% and increased sales in the Infection Control segment of 0.6%.

Building Supply segment sales for the first nine months of 2018 increased by $922,000, or 4.8%, to $20.2 million, compared to $19.3 million for the same period of 2017. The increase was primarily due to an increase in sales of housewrap and an increase in sales of other woven material, partially offset by a decrease in sales of synthetic roof underlayment.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2018 increased by $628,000, or 5.8%, to $11.5 million, compared to $10.9 million for the same period of 2017. The increase was primarily due to increased sales to the Company’s major international supply chain partner, as well as national and regional distributors.

Infection Control segment sales for the nine months ended September 30, 2018 increased by $23,000, or 0.6%, to $3.89 million, compared to $3.87 million for the same period of 2017.

Gross profit

Gross profit for the third quarter of 2018 decreased by 2.7% to $4.6 million, or 37.9% gross profit margin, compared to $4.7 million, or 39.1% gross profit margin, for the same period of 2017.

Gross profit for the nine months ended September 30, 2018 increased by 2.0% to $13.8 million, compared to $13.5 million for the same period of 2017. The gross profit margin was 38.6% for the nine months ended September 30, 2018, compared to 39.6% for the same period of 2017. Management expects gross profit margin to be reduced for the full year of 2018 but still to be in the high thirty percent range.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $774,000, or 22.4%, to $2.7 million for the third quarter of 2018, compared to $3.5 million for the same period of 2017. The decrease was primarily the result of recovery efforts from the Company’s former litigation counsel subsequent to the settlement of a litigation matter, as well as decreased overall employee compensation expense and lower general office expenses as compared to the same period of 2017.

Selling, general and administrative expenses decreased by $245,000, or 2.4%, to $10.0 million for the nine months ended September 30, 2018, down from $10.3 million for the same period of 2017. The decrease was primarily due to an overall decrease in employee compensation expense.

Income from Operations

Income from operations increased by $654,000, or 58.7%, to $1,769,000 for the three months ended September 30, 2018, compared to $1,115,000 for the three months ended September 30, 2017. Income from operations for the third quarter of 2018 was positively affected by the legal recovery mentioned above.

Income from operations increased by $507,000, or 18.1%, to $3,305,000 for the nine months ended September 30, 2018, compared to $2,798,000 for the nine months ended September 30, 2017. The increase in income from operations of 18.1% was primarily due to an increase in gross profit and a decrease in overall employee compensation expense.

Net income

Net income increased for the third quarter of 2018 to $1.5 million, compared to $1.1 million for the same period of 2017, an increase of $436,000, or 39.5%. Net income as a percentage of net sales for the third quarter of 2018 was 12.7%, compared to 9.2% for the third quarter of 2017. Basic and diluted earnings per common share for the third quarters of 2018 and 2017 were $0.11 and $0.07, respectively.

Net income for the nine months ended September 30, 2018 was $3.0 million, compared to $2.5 million for the same period of 2017, an increase of 22.4%. The increase in net income was due to an increase in income from operations of $507,000 and a decrease in provision for income taxes of $415,000, partially offset by a decrease in other income of $372,000, primarily due to the gain on sale of property in the third quarter of 2017 that was not repeated in 2018. Net income as a percentage of net sales for the nine months ended September 30, 2018 was 8.4%, and net income as a percentage of net sales for the same period of 2017 was 7.2%. Basic and diluted earnings per common share for the nine months ended September 30, 2018 and 2017 were $0.21 and $0.16, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $6.8 million as of September 30, 2018, compared to $8.8 million as of December 31, 2017. The decrease in cash was due to cash used in financing activities of $2.6 million, primarily from the repurchase of common stock, and cash used in investing activities of $409,000, partially offset by cash provided by operating activities of $1.1 million. The Company ended the third quarter of 2018 with working capital of $24.5 million and a current ratio of 15:1.

Inventory decreased by $897,000, or 8.8%, to $9.4 million as of September 30, 2018, down from $10.2 million as of December 31, 2017. The decrease was primarily due to a decrease in inventory for the Building Supply segment of $552,000, or 12.1%, to $4.0 million and a decrease in inventory for the Disposable Protective Apparel segment of $418,000, or 12.1%, to $3.0 million, partially offset by an increase in inventory for the Infection Control segment of $73,000, or 3.3%, to $2.3 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the third quarter of 2018, we had $1.45 million available for additional stock purchases under our stock repurchase program. During the nine months ended September 30, 2018, we repurchased 793,000 shares of common stock at a cost of $2.8 million, bringing the program total to 16,997,007 shares of common stock repurchased at a cost of $31.8 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2018	2017 (1)
Assets
Current assets:
Cash	$6,823,000	$8,763,000
Investments	289,000	343,000
Accounts receivable, net of allowance for doubtful accounts of $70,000 and $83,000 as of September 30, 2018 and December 31, 2017	5,763,000	4,597,000
Accounts receivable, related party	495,000	361,000
Inventories	9,352,000	10,249,000
Prepaid expenses	3,499,000	2,665,000
Total current assets	26,221,000	26,978,000

Property and equipment, net	3,158,000	3,158,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	17,000	21,000
Deferred income tax assets	19,000	19,000
Equity investment in unconsolidated affiliate	4,286,000	3,893,000
Total assets	$33,756,000	$34,124,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$646,000	$1,236,000
Accrued liabilities	1,072,000	1,565,000
Total current liabilities	1,718,000	2,801,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,629,583 and 14,290,749 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	136,000	143,000
Additional paid-in capital	3,130,000	5,415,000
Accumulated other comprehensive loss	-	(458,000)
Retained earnings	28,772,000	26,223,000
Total shareholders' equity	32,038,000	31,323,000
Total liabilities and shareholders' equity	$33,756,000	$34,124,000

(1)	The condensed consolidated balance sheet as of December 31, 2017 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$12,104,000	$12,049,000	$35,655,000	$34,082,000

Cost of goods sold, excluding depreciation and amortization	7,519,000	7,337,000	21,896,000	20,589,000
Gross profit	4,585,000	4,712,000	13,759,000	13,493,000

Operating expenses:
Selling, general and administrative	2,676,000	3,450,000	10,024,000	10,269,000
Depreciation and amortization	140,000	147,000	430,000	426,000
Total operating expenses	2,816,000	3,597,000	10,454,000	10,695,000

Income from operations	1,769,000	1,115,000	3,305,000	2,798,000

Other income:
Equity in income of unconsolidated affiliate	103,000	105,000	393,000	339,000
Gain on sale of property	-	385,000	-	385,000
Realized gain on sales of marketable securities	3,000	-	3,000	-
Unrealized gain (loss) on marketable securities	22,000	-	(43,000)	-
Interest income, net	1,000	1,000	2,000	3,000
Total other income	129,000	491,000	355,000	727,000

Income before provision for income taxes	1,898,000	1,606,000	3,660,000	3,525,000

Provision for income taxes	359,000	503,000	653,000	1,068,000

Net income	$1,539,000	$1,103,000	$3,007,000	$2,457,000

Basic earnings per common share	$0.11	$0.07	$0.21	$0.16

Diluted earnings per common share	$0.11	$0.07	$0.21	$0.16

Basic weighted average common shares outstanding	13,795,007	14,732,173	14,031,518	14,962,606

Diluted weighted average common shares outstanding	13,853,619	14,933,426	14,076,033	15,075,940

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